                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


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
/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                            WOOLWORTH CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/  Fee paid previously with definitive materials.

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

                                                    WOOLWORTH BUILDING
           WOOLWORTH LOGO                           233 BROADWAY
                                                    NEW YORK, NEW YORK
                                                    10279-0003

                                                                    May 20, 1996

Dear Fellow Shareholder:

We would like to briefly review with you the progress our new management team has made in implementing the strategic plan and corporate-wide initiatives that we developed in 1995 to build value for shareholders. Our recently released first quarter results, a copy of which is enclosed, show that our plan is paying off, and we believe it is critical to aggressively continue our turn-around strategy, without distraction. Accordingly, we seek your support for our efforts to build shareholder value and ask you to vote AGAINST the shareholder proposal to spin off our Athletic businesses by signing and returning the enclosed white card.

Our multi-faceted turn-around strategy has focused on building better merchandise assortments, improving the quality and levels of inventory, lowering our expense structure, disposing of non-strategic assets and businesses, and strengthening the Company's balance sheet and financial health. Our rebuilt management team has been moving with a real sense of urgency and our 1996 first quarter results already show considerable achievement in all of these areas:

- WE BETTERED OUR 1995 FIRST QUARTER PERFORMANCE BY $96 MILLION, reporting a 1996 first quarter loss before taxes of $37 million, compared to last year's first quarter loss before taxes of $133 million.

- WE IMPROVED RESULTS OF OPERATIONS BY $82 MILLION, before gains on sales of real estate and losses of disposed operations. Our businesses produced an operating profit of $13 million for the first quarter of 1996, compared to an operating loss of $69 million in the comparable 1995 period. The Specialty and General Merchandise segments both made substantial contributions to that achievement, with Specialty improving by $56 million and General Merchandise improving by $26 million.

- WE LOWERED INVENTORIES COMPANY-WIDE BY $367 MILLION (AT COST), OR 20%. In addition to this significant reduction, we improved the quality of our inventories so that they are now considerably newer and fresher than last year.

- WE CUT SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY $54 MILLION, and are on track in the Company's ongoing program to reduce 1996 expenses by over $100 million. This is in addition to expense reductions of $100 million that we completed in 1995.

- WE REDUCED DEBT BY $680 MILLION, OR 44%, from last year's levels, and lowered interest expense as well, dropping 38% from 1995 levels.

- WE ANNOUNCED THE DISPOSITION OF THE 20-STORE RX PLACE DRUG MART CHAIN, AND BEGAN STORE LIQUIDATIONS. We expect to continue with the orderly disposition of non-strategic businesses throughout 1996.

- WE CLOSED 97 UNDERPERFORMING STORES as part of our ongoing program to either improve underperforming stores or close them.

This significantly improved first quarter performance is a clear sign our turn-around strategy is working. We have every expectation that by continuing to aggressively implement our plan, improvements will continue in the near- and long-term.

In contrast, we believe the spinoff proposal has little merit. It is costly, high-risk and ignores the realities of what it takes to operate our businesses and build lasting shareholder value.

For example, the spinoff proposal:

- Relies solely on financial engineering without addressing operational issues.

- Presents an unacceptably high level of risk to the non-Athletic entity in terms of negative reactions of vendors and lessors, and does not recognize the difficulty in accessing financial markets.

- Does not address the issues of allocating the Company's existing debt and other liabilities between the two entities.

- Necessitates administrative replication for the second entity, with the resulting duplication of costs.

- Would deflect management time, attention and resources from the turn-around strategy for an extended period of time.

The Board of Directors and management take the concerns of shareholders very seriously, and have devoted substantial time and expense to studying the spinoff proposal and several alternative restructuring strategies. After careful consideration, including consulting with the Company's outside financial advisors, the conclusion was that neither the spinoff proposal nor any other major structural change to the Company is advisable at this time.

Our strategic plan and the corporate-wide initiatives represent a thorough and carefully thought-out approach to rebuilding our Company into a world-class retailer. We have taken aggressive action to implement our plan, and our progress is evident from the achievements of the first quarter. While we have worked very hard to achieve those results, we recognize that there is still much hard work to be done.

The accomplishments of the first quarter show the progress that we are making, but we need your support to continue to deliver to you the benefits of our turn-around. Please vote AGAINST the spinoff proposal, proposal #6. If you have not already voted, please sign, date and return the enclosed white proxy card in the postage-paid envelope provided.

If you have any questions, please call Georgeson & Company Inc., which is assisting us, toll free at 1-800-223-2064.

Thank you for your ongoing support.

Sincerely,

/s/ ROGER N. FARAH                         /s/ DALE W. HILPERT
Roger N. Farah                             Dale W. Hilpert
Chairman of the Board and                  President and
Chief Executive Officer                    Chief Operating Officer
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

                                                    WOOLWORTH BUILDING
           WOOLWORTH LOGO                           233 BROADWAY
                                                    NEW YORK, NEW YORK
                                                    10279-0003

               REPORT TO SHAREHOLDERS: 1996 FIRST QUARTER RESULTS

Woolworth Corporation recently reported its results for the first quarter and 13 weeks ended April 27, 1996. The Company bettered its 1995 first quarter performance by $96 million, reporting a 1996 first quarter loss before taxes of $37 million. Improvements reflected in the Company's first quarter 1996 results flow from the implementation of programs that are part of the Company's strategic plan, which comprises a series of initiatives structured to benefit overall performance and build value for shareholders. These programs focus on continuing to: improve the quality and levels of merchandise inventories; lower the expense structure; eliminate non-strategic assets and businesses, and strengthen the Company's balance sheet and financial health.

Operating results (representing income/loss before corporate expense, interest expense and taxes) also improved significantly, and were $79 million better than the 1995 first quarter loss. Of this amount, the Company's specialty operations improved $56 million, and general merchandise operations improved by $26 million.

Despite unseasonably cooler weather throughout North America and 156 fewer stores than the prior year, sales for the 1996 first quarter were $1,820 million, an increase of 1.4 percent from $1,794 million for 1995 first quarter.
Excluding the effect of foreign currency fluctuations and sales from disposed operations, sales increased 1.4 percent.

The Company's inventory improvement efforts, begun in 1995, have resulted in a reduction of inventories of $367 million (at cost), or 20 percent from 1995 first quarter levels. The gross margin rate improved 1.6 percentage points as compared to last year. In addition, the quality of inventories has also improved, and merchandise is newer and fresher.

For the first quarter of 1996, the Company reduced S,G&A expenses by $54 million, to 27.0 percent of sales, compared to 30.4 percent of sales in the first quarter of 1995. The Company remains on track in its program to continue the substantial reduction of 1996 expenses.

During the first quarter of 1996, the Company announced the closing of its 20-store Rx Place Drug Mart chain, with the liquidation in these stores having begun during the first quarter as well. The first quarter loss from disposed operations of $13 million relates primarily to the closing of this chain. The
Company expects to continue the orderly disposition of non-strategic businesses throughout 1996.

The financial strength of the Company continues to improve significantly, providing the flexibility to support healthy growth. The Company's total debt has been reduced by $680 million, or 44 percent, from 1995 first quarter levels.
Interest expense declined as well, dropping $12 million, or 38 percent from 1995 first quarter levels.

At the end of the first quarter of 1996, the Company operated 8,108 stores, compared to 8,264 stores at the end of the 1995 first quarter, adjusted for 1995 dispositions. During the first quarter of 1996, the Company opened 33 stores, closed 97 stores and disposed of 6 stores. For the comparable period in 1995, the Company opened 63 stores, closed 73 stores and disposed of 24 stores.


                             WOOLWORTH CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
(in millions, except per share amounts)

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
                                                                                                    13 weeks ended
                                                                                             -----------------------------
                                                                                             April 27,           April 29,
                                                                                               1996                1995
                                                                                             ---------           ---------
Sales                                                                                         $ 1,820             $ 1,794
Cost and Expenses:
Cost of Sales                                                                                   1,295               1,305
Selling, general and administrative                                                               492                 546
Depreciation and amortization                                                                      50                  59
Interest expense                                                                                   20                  32
Other income                                                                                       --                 (15)
                                                                                              -------             -------
                                                                                                1,857               1,927
                                                                                              -------             -------
Income (loss) before taxes                                                                        (37)               (133)
Income taxes                                                                                      (15)                (53)
                                                                                              -------             -------
Net income (loss)                                                                             $   (22)            $   (80)
                                                                                              =======             =======
Net income (loss) per share                                                                   $ (0.17)            $ (0.60)
Weighted-average number of common shares outstanding                                            133.1               132.5
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SUPPLEMENTAL INFORMATION (unaudited)
(in millions)

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
                                                                                                    13 weeks ended
                                                                                             -----------------------------
SALES                                                                                        April 27,           April 29,
By Segment:                                                                                    1996                1995
                                                                                             ---------           ---------
Specialty:
    Athletic Group                                                                            $   840             $   784
    Specialty Footwear                                                                            153                 161
    Other Specialty                                                                                94                 106
    Northern Group                                                                                 66                  55
                                                                                              -------             -------
Specialty total                                                                                 1,153               1,106
                                                                                              -------             -------
General Merchandise:
    Germany                                                                                       370                 361
    United States                                                                                 244                 264
    Other                                                                                          46                  52
                                                                                              -------             -------
General Merchandise total                                                                         660                 677
                                                                                              -------             -------
Disposed Operations                                                                                 7                  11
                                                                                              -------             -------
                                                                                              $ 1,820             $ 1,794
                                                                                              =======             =======
OPERATING RESULTS (before corporate expense, interest and income taxes)
By Segment:
Specialty                                                                                     $    34             $   (22)(a)
General Merchandise                                                                               (21)                (47)(a)
                                                                                              -------             -------
Total                                                                                              13                 (69)
Net gain on sales of real estate                                                                   --                  15
Disposed Operations                                                                               (13)                (25)
                                                                                              -------             -------
                                                                                              $    --             $   (79)
                                                                                              =======             =======
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(a) Specialty and General Merchandise operating results include charges related to the inventory improvement program of $16 and $22 million, respectively.
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CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
(in millions)

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
                                                                                                    13 weeks ended
                                                                                             -----------------------------
                                                                                             April 27,           April 29,
                                                                                               1996                1995
                                                                                             ---------           ---------
                                                          ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                                     $    46             $    76
Merchandise inventories                                                                         1,497               1,864
Other current assets                                                                              232                 392
                                                                                              -------             -------
                                                                                                1,775               2,332
Owned and leased property and equipment, net                                                    1,182               1,558
Deferred charges and other assets                                                                 650                 682
                                                                                              -------             -------
                                                                                              $ 3,607             $ 4,572
                                                                                              =======             =======
                                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt                                                                               $   247             $   966
Accounts payable and accrued liabilities                                                          728                 814
Current portion of long-term debt and obligations under capital leases                             19                  25
                                                                                              -------             -------
                                                                                                  994               1,805
Long-term debt and obligations under capital leases                                               616                 571
Deferred taxes and other liabilities                                                              797                 831
SHAREHOLDERS' EQUITY                                                                            1,200               1,365
                                                                                              -------             -------
                                                                                              $ 3,607             $ 4,572
                                                                                              =======             =======
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